Exhibit 10.5

TO:    [Name]

August     , 2006

FISCAL YEAR 2007

TARGET INCENTIVE BONUS AWARD

UNDER PERFORMANCE BONUS PLAN

Dear                 :

On August 16, 2006, the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) authorized a target incentive bonus award (the “Award”) to you under the Corporation’s Performance Bonus Plan (“Bonus Plan”). This award is made subject to the Corporation’s Performance Bonus Plan, which was approved by the shareholders of the Corporation on October 26, 2005, so that payments made hereunder will be qualified as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Your Award is in the target amount of $                 (the “Target Amount”). The Award is subject to the following terms and conditions:

1. The payout under the Award (the “Payout”) will be based upon the Corporation’s actual operating cash flow less capital expenditures (free cash flow) expressed as a percent of the Corporation’s sales (“FCF Margin”) for fiscal year 2007 (the “Performance Period”). Discretionary pension contributions by the Corporation shall not be included in the calculation of FCF Margin. You will receive a Payout of 100% of your Target Amount if a 6.1% FCF Margin for the Performance Period is achieved. FCF Margin above or below 6.1% for the Performance Period will result in a lesser or greater Payout than the Target Amount on a pro rata basis (see Table 1 below). The minimum threshold for any Payout under the Award is 3.1% FCF Margin during the Performance Period.

FY07 FCF Margin:	<3.1%	3.1%	4.1%	5.1%	6.1%	7.1%	8.1%	≥	9.1%

Payout %:	0%	25%	50%	75%	100%	133%	167%		200%

2. The Payout earned under the Award will be paid at the end of the Performance Period. Your Payout will be reduced on a pro rata basis to reflect the actual amount of time you serve in an eligible position during the Performance Period.

3. If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during the Performance Period, you will be entitled to receive a pro rata share of the Payout ultimately earned during the Performance Period based upon the number of full months worked during the Performance Period. Termination of employment for any other reason during the Performance Period will result in forfeiture of your Award.

4. You will receive the Payout in either cash or a credit to your Executive Deferral Plan account (based on your election made in accordance with rules established by the Corporation) following certification of the calculation of the FCF Margin by the Committee at the end of the Performance Period. The Committee retains the ability to reduce the Payout at its sole discretion. The amount of the Payout is also subject to the payout limitations set forth in Section 5(c) of the Bonus Plan.

5. The Award is subject to all terms, conditions and provisions of the Bonus Plan to the extent not specifically addressed herein. In the event of any conflict between the terms of the Bonus Plan and the Award, the Bonus Plan shall prevail.

Please acknowledge receipt of the Award and indicate your agreement with the terms hereof by signing and returning a copy to me as soon as possible.

Thomas A. Piraino, Jr.

Vice President, General Counsel

  And Secretary

Receipt Acknowledged and Agreed:

Date:
[Name]